                                 SCHEDULE 14A

                                (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                           Proxy Statement Pursuant to
                              Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement.
[ ] Confidential, for use of the Commission only
    (as permitted by Rule 14a-6(e)(2)).
[ ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[X] Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------

                           CURTISS-WRIGHT CORPORATION
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies: N/A

         (2) Aggregate number of securities to which transaction applies: N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         (4) Proposed maximum aggregate value of transaction: N/A

         (5) Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid: N/A

         (2) Form, Schedule or Registration Statement No.: N/A

         (3) Filing Party: N/A

         (4) Date Filed: N/A

CONTACT:        Gary Benschip
                (201) 896-1751
                gbenschip@cwcorp.curtisswright.com

                CURTISS-WRIGHT ANNOUNCES A RECAPITALIZATION PLAN
                       TO PERMIT TAX-FREE DISTRIBUTION OF
              UNITRIN EQUITY INTEREST; PLANS SPECIAL CASH DIVIDEND

LYNDHURST, NEW JERSEY - NOVEMBER 6, 2000 - Curtiss-Wright Corporation (NYSE:
CW), today announced a plan pursuant to which Curtiss-Wright will be recapitalized to facilitate a tax-free distribution by Unitrin of its approximately 44% equity position in Curtiss-Wright. The Company's Board of Directors has approved an agreement with Unitrin, Inc. (NASDAQ: UNIT) providing for the recapitalization and distribution. In addition, Curtiss-Wright's Board of Directors has approved a special cash dividend of $0.25 cents per share, to be payable to all Curtiss-Wright shareholders, other than Unitrin, in conjunction with the contemplated distribution. The distribution and special dividend are expected to be completed in the first half of 2001, subject to the receipt of a letter ruling from the Internal Revenue Service as to the tax-free status of the distribution and approval of the recapitalization plan by a majority of Curtiss-Wright's stockholders and a majority of Curtiss-Wright's non-Unitrin stockholders voting on the proposal.

Unitrin owns approximately 4.4 million or 44% of the outstanding Curtiss-Wright shares. Under the recapitalization plan, and in order to meet certain tax requirements, these shares will be exchanged for an equivalent number of shares of a new Class B Common Stock of Curtiss-Wright which will be entitled to elect 80 percent of Curtiss-Wright's Board of Directors. The Class B shares will be immediately distributed by Unitrin to its stockholders in a tax-free distribution. The holders of the remaining outstanding shares of Curtiss-Wright will be entitled to elect up to 20% of the Board of Directors of Curtiss-Wright. The existing Curtiss-Wright Directors will continue to serve as the Board of Directors after the spin-off. Other than the right to elect Directors, the two classes of stock will vote as a class (except as required by law) and will be equal in all other respects. The new Class B Common Stock is expected to be listed on the New York Stock Exchange.

In connection with its approval of the recapitalization and spin-off, Curtiss-Wright also announced adoption by its Directors of a stockholders' rights plan. The rights plan will enhance the ability of Curtiss-Wright's Board to protect the interests of stockholders in the event of an unsolicited proposal to acquire a significant interest in Curtiss-Wright at a price that does not reflect its fair value. Adoption of the rights plan is not a response to any known effort to acquire the Company.

Also in connection with the recapitalization, Curtiss-Wright will seek approval of its shareholders of certain amendments to its Restated Certificate of Incorporation providing for, among other things, the classification of its Board of Directors into three classes serving staggered three-year terms, the elimination of the stockholders' ability to act by written consent or call a special meeting and the requirement of a two-thirds vote of shareholders to amend certain provisions of the Restated Certificate of Incorporation. Approval of these amendments will also be a condition to the recapitalization.

The recapitalization and spin-off transactions have been approved by both the Unitrin and Curtiss-Wright Boards of Directors. Completion of the transaction is contingent upon, among other things, approval of the tax-free status of the distribution by the Internal Revenue Service; approval of the recapitalization plan by holders of Curtiss-Wright shares other than Unitrin voting on the proposal; and approval by all shareholders of Curtiss-Wright (including Unitrin) of the proposed amendments to Curtiss-Wright's Restated Certificate of Incorporation.

Martin Benante, Curtiss-Wright's Chairman and Chief Executive Officer, stated, "We are extremely pleased to make this announcement. The recapitalization, distribution and special dividend will add value for all Curtiss-Wright shareholders. Furthermore, these actions provide for a wider distribution of Unitrin's holding that should improve the liquidity of our stock to the long-term benefit of Curtiss-Wright and our shareholders. We have been very appreciative of the support received from Unitrin during their long-term relationship as a major investor in Curtiss-Wright. We support their actions to distribute their holdings in Curtiss-Wright to their own shareholders."

Curtiss-Wright Corporation is a diversified provider of highly engineered products and services to the Motion Control, Flow Control and Metal Treatment industries. The firm employs approximately 2,280 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed recapitalization, Curtiss-Wright will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Curtiss-Wright with the SEC at the SEC's Web site at http://www.sec.gov. Free copies of the proxy statement, once available, and the company's other filings with the SEC may also be obtained from Curtiss-Wright. Free copies of Curtiss-Wright's filings may be obtained by directing a request to Curtiss-Wright Corporation, Investor Relations, 1200 Wall Street West, Lyndhurst, New Jersey 07071, Telephone:
1-201-896-1751. Free copies of Curtiss-Wright filings may be obtained by directing a request to Curtiss-Wright Corporation, 1200 Wall Street West, Lyndhurst, New Jersey 07071, Telephone: 1-201-896-1751.

Curtiss-Wright, its directors, certain executive officers (Martin R. Benante, Chairman and Chief Executive Officer, Robert Bosi, Vice President - Finance, and Gary Benschip, Treasurer), and certain other employees may be deemed under the rules of the SEC to be "participants in the solicitation" of proxies from the security holders of Curtiss-Wright in favor of the recapitalization. Curtiss-Wright's directors and executive officers beneficially own, in the aggregate, less than 3% of the outstanding shares of Curtiss-Wright common stock. Security holders of Curtiss-Wright may obtain additional information regarding the interests of the "participants in the solicitation" by reading the proxy statement relating to the recapitalization when it becomes available.

                           CURTISS-WRIGHT CORPORATION
       SCRIPT FOR CONVERSATIONS WITH ANALYSTS AND INSTITUTIONAL INVESTORS

Curtiss-Wright has entered into an agreement in principle with our largest shareholder, Unitrin, that will allow Unitrin to spin-off to its shareholders its ownership position in Curtiss-Wright in a tax-free manner. Unitrin owns approximately 44% of the company's outstanding shares.

As part of the transaction, subject to the consummation of the transaction, Curtiss-Wright will be making a special dividend to its non-Unitrin shareholders in the amount of 25 cents per share shortly before the spin-off is to occur.

Recapitalization

1. In order for the transaction to be tax-free to Unitrin shareholders, we have agreed to establish an additional class of common stock, Class B, having the right to elect 80% of the Curtiss-Wright board. This will be the only difference in what will be two classes of Curtiss-Wright common stock. The shares of common stock owned by Unitrin will be converted into the Class B stock and would be entitled to elect a minimum of 80% of the Board of Directors of the company. The remainder of our existing common stock, which is owned by non-Unitrin shareholders, would have the ability to elect no more than 20% of the Board.

2. The Class B stock, which is the class that would elect 80% of the Curtiss-Wright Directors, would be issued to Unitrin in exchange for all of the shares of Common Stock that it currently holds. Unitrin would then distribute its 4.4 million shares of Class B stock to its stockholders.

3. Other than the rights with respect to the election of the Board, the two classes of stock would be identical in all other aspects.

It is important to note that two separate votes are required to approve the recapitalization. First, the merger agreement providing for the recapitalization must be adopted by a majority of Curtiss-Wright's shareholders. In addition, the recapitalization must be approved by more than 50% of Curtiss-Wright's non-Unitrin shareholders voting on the matter. In addition the transaction is subject to Unitrin's receipt of a letter ruling from the Internal Revenue Service with respect to the tax-free status of the distribution to Unitrin shareholders.

We believe that the distribution of Unitrin's Curtiss-Wright shares will have positive long-term benefits:

1. Since 1976, Unitrin has held a significant portion of Curtiss-Wright stock. Unitrin's long-term investment strategy has resulted in a significant portion of Curtiss-Wright's stock being removed from circulation. Due to the size of Unitrin's investment and its investment approach, we believe that Unitrin's ownership has had a negative impact on the liquidity of our stock. The contemplated distribution of Unitrin's position to a broader ownership base is expected to improve our stock's liquidity. This may increase its attractiveness to a broader investor base.

2. The addition of Unitrin's shareholders, which number approximately 8,000, would represent a significant increase in our shareholder base, which now numbers about 3,800. The improvement in the liquidity of the stock and in the size of our shareholder base is expected to attract new sell side analysts in the investment community to follow our stock. The Company views this as a positive aspect to the transaction since it would increase market awareness of Curtiss-Wright and likely lead to a number of new investors as they become aware of our name.

3. A particular issue that has been raised historically by institutional investors is the lack of float that exists in the stock. The spin-off of the Unitrin position will improve float and is expected to improve interest in Curtiss-Wright by institutional investors.

4. An increase in our shareholder base and the exposure we have in the investment community is expected to improve our ability to raise capital in the future when the need arises. This would apply to both equity and debt financing.

5. It is our understanding that other companies that have completed similar transactions have over the long-term experienced improved stock price performance relative to market benchmarks.

It should be noted that for all practical purposes, with an ownership position of 44%, Unitrin has the ability to be very influential in determining the outcome of issues that are placed before the shareholders for a vote. As a matter of fact, the new structure will only impact voting rights regarding the selection of Board Members. It will actually improve shareholder representation as it applies to all other issues. By eliminating Unitrin's concentrated ownership, the voting influence of all other shareholders will actually improve.

In connection with its approval of the recapitalization and spin-off, the Curtiss-Wright Board also announced adoption of a stockholders' rights plan. The plan has been implemented to enhance the ability of Curtiss-Wright's Board to protect the interests of stockholders in the event of an unsolicited proposal to acquire a significant interest in the Company at a price that does not reflect its fair value. In connection with, and to be effective upon completion of the recapitalization and spin-off, Curtiss-Wright will also seek shareholder approval of a series of corporate governance-related changes to its certificate of incorporation, including among other things, the classification of its Board of Directors into three classes serving staggered three-year terms, the elimination of the stockholders' ability to act by written consent or call a special meeting, and the requirement of a two-thirds vote of shareholders to amend certain provisions of the Restated Certificate of Incorporation and the by-laws Approval of these amendments by a majority of our shareholders will also be a condition to the recapitalization.

We feel that this proposed transaction would be beneficial to the Company and its shareholders over the long term by improving the trading characteristics of Curtiss-Wright's stock in the marketplace.